EXHIBIT 5.1

[LETTERHEAD OF GARDERE]

September 10, 2004

Axtive Corporation

5001 LBJ Freeway, Suite 275

Dallas, Texas 75244

Ladies and Gentlemen:

We have acted as counsel to Axtive Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form SB-2 (the “Registration Statement”) with the Securities and Exchange Commission for the purpose of registering 57,440,628 shares of the Company’s common stock, $0.01 par value (the “Shares”), under the Securities Act of 1933, as amended. The Registration Statement relates to the offer and sale from time to time by selling shareholders of the Company who (i) purchased 46,690,628 of the Shares (the “Piggyback Shares”), (ii) hold a note convertible into 10,000,000 of the Shares (the “Note Shares”), and/or (iii) hold a warrant exercisable into 750,000 of the Shares (the “Warrant Shares”).

In connection with this opinion letter, we have reviewed and are familiar with the Company’s Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws and such other records and agreements of the Company, certificates or public officials, certificates of officers or other representatives of the Company, and other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies. As to various facts material to this opinion letter, we have relied upon statements and representations of the Company and its officers and other representatives and of public officials, set forth in certificates delivered to us, without independently verifying the accuracy of the information contained therein.

September 10, 2004

Based upon the foregoing and subject to the assumptions stated herein, it is our opinion that (i) the Piggyback Shares have been validly issued and are fully paid and nonassessable, (ii) the Note Shares will be, upon the conversion of the related note, validly issued and fully paid and nonassessable and (iii) the Warrant Shares will be, upon the exercise of the related warrant, validly issued and fully paid and nonassessable.

The opinion herein is also subject to the following exceptions, limitations and qualifications:

A. This opinion letter is as of the date hereof, and we undertake no obligation, and expressly disclaim any obligation, to advise the Company or any other person or entity of any change in any matter set forth herein.

B. This opinion letter is limited to the matters expressly stated, and no opinion other than upon the matters so expressly stated is implied or may be inferred.

This opinion letter is delivered to the Company solely for use in connection with the Registration Statement and may not be used or relied upon for any other purpose.

We hereby consent to the use of this opinion letter as an exhibit to the Registration Statement and to the reference made to us in the Registration Statement and prospectus forming a part thereof under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

Respectfully submitted,

GARDERE WYNNE SEWELL LLP

By:	/s/ Randall G. Ray, Partner
Randall G. Ray, Partner